EXHIBIT 5.1


                                November 26, 1997



Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, CA 95131

         Re:      Bell Microproducts Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement of Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 26, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of your Common Stock reserved for issuance under the 1988 Incentive Stock Plan (as amended through May 21, 1997). Such shares of Common Stock are referred to herein as the "Shares" and such plan is referred to herein as the "Plan." As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings taken by you in connection with the issuance of the Shares under the Plan.

         It is our opinion  that,  when issued in the manner  referred to in the
Plan,  the  Shares  will  be  legally  and  validly   issued,   fully  paid  and
nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and in any prospectus used in connection with the sale of the Shares.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ WILSON SONSINI GOODRICH & ROSATI